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FOR IMMEDIATE RELEASE                                        WWW.QUINTILES.COM

CONTACT:       Pat Grebe, Media Relations (pgrebe@quintiles.com)
               Greg Connors, Investor Relations (invest@quintiles.com)
               (919) 941-2000

   QUINTILES TRANSNATIONAL REPORTS INDUSTRY RECORD REVENUE OF $280.8 MILLION


RESEARCH TRIANGLE PARK, N.C. - July 21, 1998 - Quintiles Transnational Corp. (Nasdaq: QTRN) today reported strong financial results for the second quarter 1998. Net revenue for the quarter was $280.8 million, a 45% increase over net revenue of $194.2 million for the second quarter 1997. Net income available to common shareholders grew 52% to $19.5 million versus $12.9 million for the 1997 second quarter. Second quarter 1997 results were restated for acquisitions completed during 1997 that were accounted for as poolings of interests. Diluted net income per share grew 51% to $0.25 compared with $0.17 per share as originally reported for the same period in 1997.

"We are very proud of our strong second quarter results, and extremely grateful to our customers for another resounding vote of confidence," said Dennis Gillings, Ph.D., Chairman and CEO of Quintiles Transnational Corp. "But we remain future-oriented in our approach, because that focus is what brought us to this point. Our TotalAcceleration(TM) program is continually revamping and streamlining the way our global services are delivered, adding great value for our customers. We are concentrating considerable efforts on the development of our Quinternet(TM) platform, which we believe will revolutionize the way we conduct clinical trials and detailing."

In the second quarter, Quintiles acquired a production facility in Scotland, enhancing its ability to prepare and package drugs for use in clinical trials, especially large-scale multinational trials that can involve thousands of patients. Quintiles also acquired South Africa's leading biostatistics and data management company and a U.K.-based company whose centralized electrocardiogram
(ECG) monitoring service offers higher quality ECG data and increased speed of collation and interpretation of data in both regional and global clinical trials.

Quintiles also entered into a major agreement with the renowned academic medical center, Emory University, to collaborate on clinical research opportunities.

Quintiles launched a major new program, Accelerated Site Resources(TM), which allows sponsors and investigators to hire clinical research coordinators to perform a wide variety of services at investigator sites, from the implementation of new electronic data collection systems to turn-key study management. In addition to service expansion, Quintiles continued its geographic expansion by opening new offices in Hungary and Bulgaria.


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Quintiles Transnational Corp. is the market leader in providing full-service contract research, sales and marketing, healthcare policy consulting and health information management services to the worldwide pharmaceutical, biotechnology, medical device and healthcare industries. Quintiles is headquartered near Research Triangle Park, North Carolina. With 13,000 employees worldwide and offices in 28 countries, Quintiles operates through specialized work groups dedicated to meeting individual customer needs. Visit our web site at www.quintiles.com.

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the ability of recently combined businesses to be integrated with Quintiles' current worldwide operations, actual operating performance, the ability to penetrate new and unproven markets and the rate of such penetration, the ability to maintain large client contracts or to enter into new contracts, and the actual costs of combining the businesses. Additional factors that could cause actual results to differ materially are discussed in the company's recent filings with the Securities and Exchange Commission, including but not limited to its S-3 and S-4 Registration Statements, its Annual Report on Form 10-K, its Form 8-Ks, and its other periodic reports, including Form 10-Q, exhibit 99.01.



                  Condensed Consolidated Statements of Income
                                  (Unaudited)



                                               Three Months Ended June 30       Six Months Ended June 30
                                                 1998            1997***           1998*         1997***
In thousands, except per share data

Net revenue                                       280,810          194,180          536,159      374,065
Costs and expenses:
     Direct                                       146,692          100,654          281,070      192,689
     General and administrative                    91,129           63,622          173,020      124,483
     Depreciation and amortization                 13,639            8,793           25,721       16,851

Total costs and expenses                          251,460          173,069          479,811      334,023

Income from operations                             29,350           21,111           56,348       40,042

Other income (expense)                               (510)            (333)            (978)      (1,056)

Income before income taxes                         28,840           20,778           55,370       38,986
Income taxes                                        9,323            7,915           17,779       14,644




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
Net income available to
     common shareholders                          $19,517          $12,863          $37,591        $24,342
Basic net income per share**                        $0.26            $0.18            $0.50          $0.34
Diluted net income per share**                      $0.25            $0.17            $0.49          $0.33
Shares used in computing
     net income per share**
     Basic                                         75,507           72,538           75,340         71,269
     Diluted                                       77,115           74,061           76,940         72,971




                        Consolidated Balance Sheet Data
                                  (Unaudited)

                                            June 30,       December 31,
                                             1998             1997
                                                   In millions
Working capital                               $178             $165
Total assets                                   897              799
Shareholders' equity                           433              387


* Restated to include ClinData International Pty Ltd. and Cardiac Alert acquired in the second quarter of 1998 through transactions accounted for as poolings of interests.
**   Restated to reflect the December 1997 two-for-one stock split.
*** Restated to include certain 1997 poolings of interests transactions. On a restated basis, diluted net income per share for the second quarter 1998 grew 46% over the second quarter 1997.